August 7, 2008                                  FOR IMMEDIATE RELEASE
Contact: Roland E. Breunig, CFO
(608-757-6000)

PRESS RELEASE

Seneca Reports Fiscal 2009 First Quarter Results

Loss reported due to change in LIFO reserves

Seneca Foods Corporation reported net sales for the first quarter ended June 28, 2008 of $216,713,000 versus $189,442,000 for the prior year.  Increased sales volume accounted for $15,290,000 of this increase, while increased selling prices/improved sales mix represented $11,981,000 of the increase.  The increase in sales is primarily due to a $19,260,000 increase in Canned Vegetable sales and a $6,928,000 increase in Fruit sales.
The current year’s net loss was $2,077,000 or $(0.17) per diluted share, compared with net earnings of $1,730,000 or $0.14 per diluted share, last year.  The change in the LIFO Reserve for the first quarter ended June 28, 2008 was $10,276,000 ($6,124,000 after tax) as compared to $5,637,000 ($3,664,000 after tax) for the first quarter ended June 30, 2007 and reflects the impact on the quarter of significant inflationary cost increases expected throughout fiscal 2009.
Current pre-tax results include other income of $271,000 which represents a net gain on the sale of unused fixed assets.
Seneca Foods Corporation is primarily a fruit and vegetable processing company with manufacturing facilities located throughout the United States.  Its products are sold under the Libby’s®, Aunt Nellie’s Farm Kitchen®, Stokely’s®, READ®, and Seneca® labels as well as through the private label and industrial markets.  In addition, under an alliance with General Mills Operations, LLC, a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, LLC under the Green Giant® label.  Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”.

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings

For the Periods Ended June 28, 2008 and June 30, 2007
(In thousands of dollars, except share data)

	Quarter
	2008	2007

Net sales	$216,713	$189,442

Plant restructuring expense (note 3)	$-	$(86)

Other income (loss), net (note 2)	$271	$176

Operating (loss) income (note 1)	$269	$6,869
Interest expense, net	3,752	4,024
(Loss) Earnings before income taxes	$(3,483)	$2,845

Income taxes (benefit) expense	(1,406)	1,115

Net (loss) earnings	$(2,077)	$1,730

Loss (earnings) applicable to common stock (note 4)	$(1,301)	$1,075

Basic (loss) earnings per share	$(0.17)	$0.14

Diluted (loss) earnings per share	$(0.17)	$0.14

Weighted average shares outstanding basic	7,591,256	7,575,856

Weighted average shares outstanding diluted	7,591,256	7,643,246

Note 1: The effect of the LIFO inventory valuation method on first quarter pre-tax results was to reduce operating earnings by $10,276,000 and $5,637,000, for the three month periods ended June 28, 2008 and June 30, 2007, respectively. The 2007 amounts have been restated to reflect the Company's change to the LIFO inventory valuation method.
Note 2: Other operating income for the current year period of $271,000 principally represents a gain on the sale of unused fixed assets.
Other operating income in the prior year period of $176,000 principally represents a gain on the sale of unused fixed assets.
Note 3: Plant restructuring expense in the prior quarter of $86,000 is an adjustment to the provision for future lease payments.
Note 4: The Company uses the "two-class" method for basic earnings per share by dividing the earnings allocated to common shareholders by the weighted average of common shares outstanding during the period. The diluted earnings per share includes the effect of convertible shares for the each period presented. Average common and participating shares totaled 12,154,777 as of
June 28, 2008.

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